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                                                                   Exhibit 10.23

                     GETRONICS GOVERNMENT SOLUTIONS, L.L.C.
                             SPECIAL SEVERANCE PLAN
                            (EFFECTIVE MARCH 1, 2001)

                                     PURPOSE

         The purpose of this Getronics Government Solutions, L.L.C. Special Severance Plan (the "Plan") is to retain qualified employees, maintain a stable workforce, and provide benefits to certain employees of the Company who lose their positions involuntarily due to a Change in Control as set forth herein. The Plan shall be effective January 1, 2001 and shall remain in effect until amended or terminated as set forth in Section 5.1 below. The Plan is a welfare plan for certain management or highly compensated employees, as described in Department of Labor Regulations Section 2520.104-24.

1.       DEFINITIONS

1.1 "Active Employee" means an employee of the Company on or before the Change in Control, as defined below, other than an employee who has been approved for short-term or long-term disability benefits under the Company's plans or is on any other type of leave of absence.

1.2 "Beneficial Owner" and "Beneficial Ownership" shall have the meaning defined in, and shall be determined pursuant to, Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

1.3 "Cash Payment" means the amount of Pay and Target Bonus that a Participant is eligible to receive as described in Section 4.1.

1.4 "Cause" means (a) the Participant's gross misconduct or fraud in the performance of his or her employment; (b) the Participant's conviction or guilty plea with respect to any felony (except for motor vehicle violations); or (c) the Participant's material breach of any written employment agreement between the Company and the Participant, or of any written code of business conduct, or continued abandonment of his or her employment with the Company, which remains uncorrected, or which recurs, after written notice delivered to the Participant of such breach or abandonment and a reasonable opportunity to correct such breach or abandonment.

1.5      "Change in Control" means one of the following:

         (a) the closing of a merger or consolidation of the Company with any other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of

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                  the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than another Company) acquires more than 20% of the combined voting power of the Company's then outstanding securities;

         (b) any Person (other than another Company or a trustee or other fiduciary holding securities under an employee benefit plan of a Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

         (c) a sale or transfer of substantially all of the assets of the Company, or approval of such a sale or transfer by the shareholders or members of the Company;

         provided, however, that a Change in Control does not include (1) the public issuance of securities on a national securities exchange pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, or (2) with respect to a claim for benefits by a Participant, any transaction in which such Participant becomes a Beneficial Owner. For purposes of this Section 1.5, the term "security" shall include a membership interest in a limited liability company.

1.6 "Company" or "GGS" means Getronics Government Solutions, L.L.C., a Delaware limited liability company, and any successor to its business and/or assets which assumes the Plan by operation of law or otherwise. Notwithstanding the foregoing, for purposes of Sections 1.5 and 1.14, the term "Company" means Getronics Government Solutions, L.L.C., Getronics NV, a Netherlands company, GetronicsWang Co., L.L.C., a Delaware limited liability company (collectively "Getronics"), and any wholly-owned subsidiary of Getronics NV which, directly or indirectly, is a member of, or holds any interest in a member of, Getronics Government Solutions, L.L.C., including Americas, BV and Emea, BV, or any of them.

1.7 "Eligible Employee" means an Active Employee of the Company who meets the requirements of Section 2.1.

1.8      "Good Reason" means:

         (a) Demotion, reduction in title, substantial reduction of position responsibilities, or substantial change in reporting responsibilities or reporting level from the Participant's position, immediately prior to a Change in Control or Potential Change in Control, or assignment of duties or responsibilities inconsistent with such position, which remains uncorrected for five (5) business days after the Participant provides written notice to the Company of such event, or which recurs after previous correction;

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         (b)      Failure by the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan;

         (c) Relocation of the Participant's primary office more than thirty (30) miles from the Participant's current office location, without the Participant's written consent; or

         (d) Reduction, without the Participant's written consent, in his or her level of base compensation (including base salary and fringe benefits) by more than ten percent (10%) or a reduction by more than ten percent (10%) in his or her Target Bonus.

1.9 "Outplacement Assistance" means those outplacement services of such a type and delivered through such provider as determined by the Company.

1.10 "Pay" means the Participant's annual base salary rate, determined based upon his or her annual fixed or base compensation as in effect immediately prior to termination of employment or, if higher, prior to the occurrence of a Change in Control or Potential Change in Control, without reduction for contributions to any qualified or non-qualified employee benefit plan or fringe benefit plan.

1.11     "Participant" means an Eligible Employee who meets the requirements of
         Section 2.3.

1.12 "Person" shall have the meaning defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

1.13 "Plan Administrator" means the plan administrator of the Plan as set forth in Section 5.

1.14     "Potential Change in Control" means:

         (a) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

         (b) The Company publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

         (c) The Board of Directors of a Company (or any members of a Company which is a limited liability company) adopts a resolution (or such members take formal action) to the effect that, for purposes of the Plan, a Potential Change in Control has occurred.

1.15 "Target Bonus" means the annualized amount of the Participant's target amount under the Company's short-term incentive plan with respect to the calendar year in which the Participant's Termination Date occurs.

1.16 "Termination Date" means the date on which a Participant's termination of employment from the Company becomes effective, as set forth in
         Section 3.

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2.       ELIGIBILITY AND PARTICIPATION REQUIRMENTS

2.1 ELIGIBILITY FOR PARTICIPATION. To be eligible to participate in the Plan, an Active Employee must be a full-time, regular employee of the Company who is either a person who reports directly to the President and Chief Executive Officer of the Company, or a key employee who is designated in writing by the President and Chief Executive Officer as eligible to participate in the Plan.

2.2 ELIGIBILITY FOR BENEFITS. Except as provided below, if a Participant's employment is terminated by the Company or any successor to the Company, or the Participant terminates his or her employment due to Good Reason, without the period beginning ninety (90) days prior to a Change in Control and ending on the first anniversary of such Change in Control, the Participant will be entitled to receive the severance payments and benefits as set forth in Section 4 below; provided, however, that no severance payments shall be made, or continuing benefits provided, to a Participant under the Plan if any of the following apply:

         (a) The Participant voluntarily resigns or retires from employment, other than for Good Reason, prior to the Termination Date;

         (b) The Participant's termination follows his or her failure or inability to return from an approved leave of absence upon its conclusion, provided that the Company has requested such Participant to return under conditions that would not otherwise permit the Participant to resign for Good Reason;

         (c)      The Participant is terminated for Cause;

         (d) The Participant's employment terminates as a result of death or disability (as determined for purposes of the Company's disability income plans); or

         (e) The Participant declines to sign and return the Separation Agreement set forth in Appendix A hereto or revokes such Separation Agreement within the time provided therein.

2.3 IMPACT ON OTHER AGREEMENTS. Severance payments hereunder shall be reduced by any severance or other termination payments provided under any other agreement between the Participant and the Company.

3.       NOTICE AND TERMINATION DATE

3.1 NOTICE. The Company shall give each Participant advance written notice of his or her involuntary termination of employment from the Company, which notice shall indicate a Termination Date not later than sixty
         (60) days after such notice is provided. A Participant terminating employment for Good Reason shall provide the Company with advance written notice specifying the Good Reason for termination and a Termination Date which is not less than fourteen (14) days nor more than twenty-one (21) days after


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         the date of the notice. Any payment for a period of notice in advance of a Participant's actual Termination Date shall not be included as payment of all or a part of the amount calculated as the Cash Payment described in Section 4.1, and such notice period shall not be included in the period over which Outplacement Assistance is made available.

3.2 TERMINATION DATE. The Participant's Termination Date shall be the date specified in the notice of termination designated in the notice provided by the Company. A Participant who is not an Active Employee on the date notice is scheduled to be given to him or her, as described above, or on the Termination Date, shall be involuntarily terminated on the originally scheduled Termination Date contained in the notice.

4.       SEVERANCE PAYMENTS

4.1 CASH PAYMENT. If a Participant's employment with the Company terminates under conditions entitling him or her to a benefit under the Plan, he or she shall be eligible to receive a severance payment in cash in an amount equal to eighteen (18) months of Pay plus Target Bonus.

4.2 METHOD OF PAYMENT. The Cash Payment shall be divided and paid in equal monthly installments beginning with the last business day of the month in which the Termination Date occurs, or, if later, the last day of the month which is at least seven (7) days after the Participant returns a properly executed Release Agreement (and does not revoke such Agreement) and ending with the date on which the eighteenth (18th) payment is made to the Participant. The Participant shall have no duty to mitigate the Company's obligation with respect to the severance payments or benefits set forth herein by seeking other employment following termination of his or her employment.

4.3 OUTPLACEMENT ASSISTANCE. Each Participant shall be eligible to receive Outplacement Assistance for a period determined by the Company.

4.4 BENEFITS COVERAGE. Coverage under all employee benefit plans and programs of the Company shall cease as of the Participant's Termination Date unless, by its terms, a plan provides for a later date. Notwithstanding the foregoing, the Company will reduce the cost of coverage a Participate is required to pay under its health, dental, and/or vision care benefit plans for continuing such coverage as elected by him or her pursuant to COBRA to the then current cost of such benefits to active employees during the period from the Participant's Termination Date to the last date to which severance payments are attributable under Section 4.2 or, if earlier, the Participant's COBRA coverage terminates.

4.5 EFFECT OF REHIRE ON SEVERANCE PAY. If a Participant is rehired by the Company, he or she shall not be entitled to receive the remaining portion of the Cash Payment that had not yet been paid.

4.6 DEATH OF THE PARTICIPANT. If a Participant dies prior to receiving the entire Cash Payment, the remaining portion shall be paid directly to the Participant's surviving spouse or


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         qualified domestic partner (as that term is defined in the Company's health care benefits plans), or if none, then to his or her estate.

5.       GENERAL PLAN INFORMATION

5.1 AMENDMENT OR TERMINATION. The Plan may be amended or terminated at any time by the Board of Directors of GGS; provided, however, that no amendment or termination of the Plan shall be effective with respect to a Participant after the occurrence of a Change in Control or Potential Change in Control, or after the Participant's termination of employment entitling him or her to benefits hereunder, without the Participant's written consent. Notwithstanding the foregoing, if a Change in Control occurs within the twelve (12) month period beginning on the later of
         (a) the effective date of any amendment or termination of the Plan hereunder or (b) the date of adoption of the resolution approving such amendment or termination, or a Potential Change in Control occurs within such twelve (12) month period and a Change in Control occurs within six (6) months after such Potential Change in Control, and a Participant (determined immediately prior to such amendment or termination of the Plan) incurs a termination of employment that would otherwise qualify for benefits under Section 2.2 had no amendment or termination of the Plan occurred, then such Participant shall be entitled to the payments and benefits set forth in Article 4 of the Plan, without regard to any amendment or termination of the Plan, unless the Participant, in his or her sole discretion, elects in writing to be covered by the Plan as amended.

5.2 PLAN ADMINISTRATOR. The Plan Administrator and agent for service of legal process is:

                  Getronics Government Solutions, L.L.C.
                  7900 Westpark Drive
                  McLean, VA  22102
                  703-827-3475

         It shall be the principal duty of the Plan Administrator to see that the Plan is carried out in accordance with its terms. The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as the Plan Administrator (whether of the Company or an affiliated company) or as a member of a committee designated as Plan Administrator against all liabilities, damages, costs, and expenses (including attorney's fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

         The Plan Administrator shall have the right, in its discretion, to recoup any payment made or benefit provided hereunder that was made or provided by mistake, including payments made and benefits provided to an individual who is or is later determined to have been ineligible under Section 2.

5.3 NO CONTRACT OF EMPLOYMENT. The Plan shall not be construed as creating any contract of employment between the Company and any Eligible Employee.


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5.4      GOVERNING LAW. The Plan shall be construed, administered and enforced according to the laws of the United States and, to the extent permitted by such laws, the laws of the Commonwealth of Virginia.

5.5 CLAIMS. A Participant who believes that he or she is eligible for benefits under the Plan may submit a written request for benefit to the Plan Administrator. If the claim is denied, the Plan Administrator shall provide the Participant with a written explanation of the denial within thirty (30) days after the claim is filed. No appeal of a claim denial is required.

5.6 FUNDING. The Plan is unfunded. Benefits shall be paid from the general assets of the Company.

5.7 ASSIGNMENT AND SUCCESSORS. This Plan will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Plan), but will not otherwise be assignable or delegable by the Company. The Company will require any such successor expressly to assume and agree to perform this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Plan will inure to the benefit of and be enforceable by, if then applicable, Participant's personal or legal representatives, executors, administrators, successors, heirs, distributes and legatees, but shall not otherwise be assignable the Participant, whether by pledge, creation of a security interest or otherwise.

5.8 WITHHOLDING. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Participant has agreed.

5.9 NOTICES. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the President and Chief Executive Officer of the Company at its principal corporate address, and to Participant at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company.

                                             GETRONICS GOVERNMENT
                                             SOLUTIONS, L.L.C.



                                              By:____________________________


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